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                                                                   Exhibit 99.2

              ADLT CONSIDERING MICROSUN FUNDING ALTERNATIVES AND
          ANNOUNCES SPECIAL THIRD QUARTER NONCASH ACCOUNTING CHARGES

CLEVELAND, OHIO, MARCH 3, 1998...Today, Advanced Lighting Technologies, Inc. (Nasdaq: ADLT) announced the following developments relating to its Microsun Technologies, Inc. ("Microsun") subsidiary:

    ADLT recognizes that successful, full-scale commercial development of MICROSUN(TM) residential lighting systems will require significant initial marketing expenditures that would likely produce operating losses for the foreseeable future. As a result, ADLT is exploring alternatives that would enable Microsun to pursue a growth strategy without negatively affecting the earnings and cash flow of ADLT. No decisions have been made about the future courses of action to be pursued, but alternatives may include a spin-off to shareholders, a rights offering, a joint venture, a public or private sale of Microsun, or a slower market roll-out of MICROSUN products.

ADLT also announced anticipated fiscal third quarter 1998 noncash, special charges following ADLT's January 1998 acquisitions of Deposition Sciences, Inc. ("DSI") and Ruud Lighting, Inc. ("Ruud"):

    The Company believes the valuation of the DSI net assets acquired reflects approximately $16 million of in-process research and development. Accounting conventions require in-process research and development to be expensed when acquired, which will result in a noncash charge in that amount.

    The acquisition of RUUD has placed new demands on ADLT's existing power supply business for new or reengineered products and for greater productivity. Further, it has also caused a change in ADLT's current power supply marketing strategy. Management believes its assessment of existing power supply manufacturing operations and distribution activities will result in (i) the discontinuance of certain power supply products at ADLT's power supply facilities and (ii) the writedown of certain intangibles and fixed assets. This portion of the noncash, special charges is estimated to range between $8 to $11 million.

    The amounts ADLT will ultimately incur may change as plans are formalized and approved.

    The Company believes the acquisitions of Ruud and DSI will help it solidify its leadership in metal halide lighting systems:

    --The Ruud direct marketing channel will accelerate the introduction of advanced metal halide lighting systems by ADLT.

    --DSI brings an additional level of high-technology capability that can be spread across a variety of ADLT's operations and product lines.

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Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, as detailed in ADLT's annual report on Form 10-K for the year ended June 30, 1997 filed with the Securities and Exchange Commission. ADLT's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, systems and components, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim, and Australia.

CONTACT:    Rich Barone-Director of Investor Relations
            Advanced Lighting Technologies, Inc.
            (330) 405-1330

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